Filed Pursuant to Rule 424(b)(2)
File No. 333-73242-1

 Pricing Supplement, dated December 9, 2005
to Prospectus dated December 29, 2003

 POPULAR NORTH AMERICA, INC.
Medium-Term Notes, Series F
Due From Nine Months to 30 Years From Date of Issue

Payment of Principal, if any, and Interest Guaranteed by Popular, Inc.

PRINCIPAL AMOUNT	$40,000,000
ORIGINAL ISSUE DATE	December 12, 2005
MATURITY DATE	December 12, 2007
GLOBAL NOTE	Yes
INITIAL INTEREST RATE	4.83%
INTEREST RATE BASIS	3 Month Libor
INDEX MATURITY	N/A
SPREAD	+.35%
INTEREST RATE RESET PERIOD	Two London business days prior to each interest reset date.
INTEREST PAYMENTS DATES	The notes will pay interest quarterly on the 12th of March, June, September and December, commencing on March 12, 2006 and at maturity

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for:

-General corporate purposes, including investment in, or extensions of credit to, existing and future subsidiaries.

-Repayment of outstanding borrowings.

      Delivery of the notes, in book-entry form only, will be made on or about December 12, 2005.
      Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or determined if this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Private Placement